Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2020 Financial Results

McLean, VA, May 11, 2020 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported net loss attributable to common shareholders of $94.9 million, or $2.59 per diluted common share, and non-GAAP core operating income of $6.2 million, or $0.17 per diluted common share, for the quarter ended March 31, 2020.  A reconciliation of non-GAAP core operating income to GAAP net income (loss) appears at the end of this press release.

First Quarter 2020 Financial Highlights

•	$2.59 per diluted common share of GAAP net loss
•	$0.17 per diluted common share of non-GAAP core operating income
•	$5.28 per common share of book value
•	1.5 to 1 “at risk” short term secured financing to investable capital ratio

“During the first quarter, the global health crisis caused by the COVID-19 pandemic rapidly led to an unprecedented forced shutdown of large portions of the global economy.  Given the health concerns, the Company continues to focus on the safety and well-being of our staff and stakeholders.  The uncertainty surrounding the magnitude and length of the economic impact associated with the pandemic quickly led to a significant risk-off move as liquidity and cash positions were prioritized leading to substantial liquidity strains in the financial markets.  The resulting extreme market volatility and dislocations led to agency mortgage spreads widening significantly until actions by the Federal Reserve to aggressively resume purchases of Treasury securities and agency mortgage-backed securities (“MBS”) improved liquidity and functioning of the financial markets.  Severe dislocations in the market for non-agency MBS along with uncertainty surrounding the size of potential credit losses led to substantial declines in the market prices of non-agency MBS during the quarter,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “Having elected to substantially reduce risk throughout the first quarter by materially lowering leverage and significantly increasing liquidity, we see a spectrum of appealing investment opportunities now and arising over time as the full ramifications of the current economic shock likely follow an uncertain and inconsistent path forward.  With its current financial flexibility and liquidity position, the Company is positioned to capture the benefit of current and developing dislocations across sectors.  We are actively investing in and pursing attractive return opportunities to deploy capital through both non-proprietary and proprietary investments with existing and new partners.”

Other First Quarter Highlights

As of March 31, 2020, the Company’s mortgage investment portfolio totaled $722 million in fair value, consisting of $645 million of agency MBS and $77 million of mortgage credit investments.  Based on investable capital, the Company has allocated 85% and 15% of its capital to its agency MBS and mortgage credit investment strategies, respectively, as of March 31, 2020.

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by either a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or by a U.S. government agency, such as the Government National Mortgage Association (“Ginnie Mae”).  The Company’s mortgage credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by such mortgage loans, which are referred to as non-agency MBS.

As of March 31, 2020, the Company’s $645 million agency MBS investment portfolio was comprised entirely of specified agency MBS as follows:

•	$336 million of 3.0% coupon 30-year agency MBS
•	$67 million of 3.5% coupon 30-year agency MBS
•	$197 million of 4.0% coupon 30-year agency MBS
•	$45 million of 4.5% coupon 30-year agency MBS

As of March 31, 2020, the Company’s $645 million specified agency MBS portfolio had a weighted average amortized cost basis of $103.06 and a weighted average market price of $106.40.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic to-be-announced (“TBA”) agency MBS, was approximately 0.56 percentage point as of March 31, 2020, compared to 1.07 percentage point as of December 31, 2019.

During the first quarter of 2020, the Company sold agency MBS for gross sale proceeds of $3,171 million for a realized gain of $34 million.  The Company accounts for purchases and sales of agency MBS on the trade date with any amounts payable or receivable for unsettled security trades recorded as “purchased securities payable” or “sold securities receivable” in the consolidated balance sheets.  Included in the $3,171 million of gross sale proceeds is $1,479 million of agency MBS sales that settled in April 2020 and is reflected in the balance sheet line item “sold securities receivable.”

As of March 31, 2020, the Company’s $77 million mortgage credit investment portfolio was comprised of a $44 million commercial mortgage loan and $33 million of non-agency MBS collateralized by either commercial mortgage loans or business purpose residential mortgage loans.

During the first quarter of 2020, the Company purchased $49 million of mortgage credit investments and sold mortgage credit investments for gross sale proceeds of $30 million for a realized loss of $4 million.

As of March 31, 2020, the Company had a total of $2,036 million of repurchase agreements outstanding.  As of March 31, 2020, the Company had $1,977 million of repurchase agreements outstanding with a weighted average rate of 0.92% and remaining weighted average maturity of 15 days secured by an aggregate of $2,095 million of agency MBS at fair value, which includes $1,455 million at sale price of unsettled agency MBS sale commitments included in the line item “sold securities receivable” in the Company’s financial statements.  As of March 31, 2020, the Company had $28 million of repurchase agreements outstanding with a weighted average rate of 3.13% and remaining weighted average maturity of 5 days secured by an aggregate of $33 million of non-agency MBS at fair value and $8 million of agency MBS at fair value.  As of March 31, 2020, the Company also had $31 million of repurchase agreements outstanding with a weighted average rate of 3.00% and remaining average maturity of 315 days secured by a $45 million mortgage loan at fair value.

The Company’s “at risk” short-term secured financing to investable capital ratio was 1.5 to 1 as of March 31, 2020 compared to 8.7 to 1 as of December 31, 2019.  The Company’s “at risk” short-term secured financing to investable capital is measured as the ratio of the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.  During the first quarter of 2020, the Company satisfied all of its margin calls under its repurchase agreement financing arrangements in the normal course of business.

GAAP net interest income was $9.1 million for the first quarter of 2020 compared to $7.0 million for the fourth quarter of 2019, including the amortization of the Company’s net premium on its agency MBS of $4.4 million for the first quarter of 2020 compared to $6.1 million for the fourth quarter of 2019.  The Company’s weighted average yield on its agency MBS was 2.82% for the first quarter of 2020 compared to 2.81% for the fourth quarter of 2019, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 10.84% for the first quarter of 2020 compared to 12.11% for the fourth quarter of 2019.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 1.81% during the first quarter of 2020 compared to 2.09% during the fourth quarter of 2019. The Company’s weighted average cost of repurchase agreement funding secured by mortgage credit investments was 3.41% during the first quarter of 2020 compared to 3.19% during the fourth quarter of 2019.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements, U.S. Treasury note futures, put and call options on U.S. Treasury note futures, and options on agency MBS.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and therefore all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of March 31, 2020, the Company had $600 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 1.73% and a remaining weighted average maturity of 1.6 years.  The Company’s weighted average net receive rate of its interest rate swap agreements was 0.03% during the first quarter of 2020 compared to 0.24% during the fourth quarter of 2019.

As of March 31, 2020, the total notional amount of the Company’s interest rate swaps was 92% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments, adjusted for the receivable for unsettled trades that are pledged under the repurchase agreement funding, with a net duration gap of 0.8 years.

Economic net interest income was $9.8 million for the first quarter of 2020 compared to $9.3 million for the fourth quarter of 2019.  Economic net interest income is comprised of net interest income determined in accordance with GAAP, TBA dollar roll income and net interest income or expense from interest rate swaps.  Economic net interest income is a non-GAAP financial measure that is described later in this press release.

Excluding TBA dollar roll income, the Company had net investment gains on its investment portfolio of $7.3 million for the first quarter of 2020. On its related interest rate hedging instruments, the Company had net investment losses of $108.1 million, excluding interest rate swap net interest income. This results in a net investment loss on the Company’s hedged investment portfolio of $100.8 million, or $2.74 per diluted common share, for the first quarter of 2020.

Distributions to Shareholders

The Company’s Board of Directors approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the first quarter of 2020.  The distributions were paid on March 30, 2020 to shareholders of record as of February 28, 2020.  As previously disclosed, consistent with the Company’s intent to raise cash and strengthen its balance sheet in light of the unprecedented conditions created by the COVID-19 pandemic, the Company’s Board of Directors determined not to declare a dividend on its common stock for the first quarter of 2020.  The Company’s Board of Directors will continue to evaluate the payment of dividends as market conditions evolve, and no definitive determination has been made at this time regarding the declaration of future dividends.  The Company’s previously announced distribution to common shareholders of $0.225 per share that was paid on February 3, 2020 to shareholders of record as of December 31, 2019 will be applied to the Company’s distribution requirements as a real estate investment trust (“REIT”) for the year ending December 31, 2020.

The Company intends to elect to be taxed as a REIT for its taxable year ended December 31, 2019 upon the filing of its tax return for such taxable year. The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Conference Call

The Company will hold a conference call for investors at 10:00 A.M. Eastern Time on Monday, May 11, 2020 to discuss the Company’s first quarter 2020 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) currently invests primarily in mortgage-related and other assets and intends to elect to be taxed as a REIT upon filing its tax return for its taxable year ending December 31, 2019.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$89,376	$19,636
Interest receivable	6,126	10,663
Sold securities receivable	1,479,396	71,199
Agency mortgage-backed securities, at fair value	645,001	3,768,496
Non-agency mortgage-backed securities, at fair value	32,623	33,501
Mortgage loans, at fair value	44,614	45,000
Derivative assets, at fair value	16,963	1,417
Deposits	33,008	37,123
Other assets	11,200	13,079
Total assets	$2,358,307	$4,000,114
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$2,036,466	$3,581,237
Interest payable	1,199	4,666
Accrued compensation and benefits	832	3,626
Dividend payable	37	8,494
Derivative liabilities, at fair value	11,828	8
Other liabilities	753	507
Long-term unsecured debt	74,383	74,328
Total liabilities	2,125,498	3,672,866
Equity:
Preferred stock (liquidation preference of $38,851)	37,198	37,214
Common stock	368	368
Additional paid-in capital	2,049,741	2,049,292
Accumulated deficit	(1,854,498)	(1,759,626)
Total equity	232,809	327,248
Total liabilities and equity	$2,358,307	$4,000,114
Book value per common share (1)	$5.28	$7.86
Common shares outstanding (in thousands) (2)	36,711	36,692

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.

(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Interest income
Agency mortgage-backed securities	$23,388	$27,927	$28,455	$32,275
Non-agency mortgage-backed securities	731	165	4	14
Mortgage loans	711	8	—	—
Other	143	155	215	428
Total interest income	24,973	28,255	28,674	32,717
Interest expense
Short-term secured debt	14,592	19,970	22,721	24,866
Long-term unsecured debt	1,240	1,248	1,261	1,269
Total interest expense	15,832	21,218	23,982	26,135
Net interest income	9,141	7,037	4,692	6,582
Investment advisory fee income	—	82	—	—
Investment (loss) gain, net
Gain (loss) on trading investments, net	3,094	(268)	16,890	42,239
(Loss) gain from derivative instruments, net	(102,600)	23,440	(25,353)	(69,072)
Other, net	(562)	136	232	150
Total investment (loss) gain, net	(100,068)	23,308	(8,231)	(26,683)
General and administrative expenses
Compensation and benefits	1,858	2,012	2,833	2,233
Other general and administrative expenses	1,385	1,005	1,365	1,191
Total general and administrative expenses	3,243	3,017	4,198	3,424
Net (loss) income	(94,170)	27,410	(7,737)	(23,525)
Dividend on preferred stock	(774)	(774)	(774)	(774)
Net (loss) income (attributable) available to common stock	$(94,944)	$26,636	$(8,511)	$(24,299)
Basic (loss) earnings per common share	$(2.59)	$0.73	$(0.23)	$(0.67)
Diluted (loss) earnings per common share	$(2.59)	$0.72	$(0.23)	$(0.67)
Weighted average common shares outstanding (in thousands)
Basic	36,711	36,628	36,572	36,533
Diluted	36,711	36,750	36,572	36,533

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” and investment advisory fee income less “core general and administrative expenses” and preferred stock dividends.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense and non-recurring expense.

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
GAAP net interest income	$9,141	$7,037	$4,692	$6,582
TBA dollar roll income	105	132	923	1,995
Interest rate swap net interest income	592	2,126	4,445	3,769
Economic net interest income	9,838	9,295	10,060	12,346
Investment advisory fee income	—	82	—	—
Core general and administrative expenses	(2,850)	(2,140)	(2,797)	(3,207)
Preferred stock dividend	(774)	(774)	(774)	(774)
Non-GAAP core operating income	$6,214	$6,463	$6,489	$8,365

Non-GAAP core operating income per diluted common share	$0.17	$0.18	$0.18	$0.23
Weighted average diluted common shares outstanding	36,817	36,750	36,751	36,644

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
GAAP net (loss) income	$(94,170)	$27,410	$(7,737)	$(23,525)
Add (less):
Total investment loss (gain), net	100,068	(23,308)	8,231	26,683
Stock-based compensation expense	393	877	913	217
Preferred stock dividend	(774)	(774)	(774)	(774)
Non-recurring expense	—	—	488	—
Add back:
TBA dollar roll income	105	132	923	1,995
Interest rate swap net interest income	592	2,126	4,445	3,769
Non-GAAP core operating income	$6,214	$6,463	$6,489	$8,365

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of March 31, 2020 (unaudited, dollars in thousands):

Mortgage Investments:

Fair Value
Agency MBS:
Specified agency MBS	$645,001
Net long agency TBA position	—
Total agency MBS	645,001
Mortgage credit investments:
Non-agency MBS	32,623
Mortgage loans	44,614
Total mortgage credit investments	77,237
Total mortgage investments	$722,238

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
3.0%	$318,565	$9,447	$328,012	$7,615	$335,627	$105.36	3.00%	5.7
3.5%	62,693	2,161	64,854	1,913	66,767	106.50	3.50%	3.9
4.0%	183,338	5,154	188,492	8,968	197,460	107.70	4.00%	3.3
4.5%	41,623	1,817	43,440	1,693	45,133	108.43	4.50%	3.5
5.5%	12	—	12	2	14	114.20	5.50%	5.6
Total/weighted-average	$606,231	$18,579	$624,810	$20,191	$645,001	$106.40	3.46%	4.6

Net Long Agency TBA Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
2.5% 30-year MBS purchase commitments	$450,000	$451,422	$465,961	$14,539
2.5% 30-year MBS sale commitments	(450,000)	(455,930)	(465,961)	(10,031)
3.0% 30-year MBS purchase commitments	100,000	102,477	104,875	2,398
3.0% 30-year MBS sale commitments	(100,000)	(103,133)	(104,875)	(1,742)
Total TBA commitments, net	$—	$(5,164)	$—	$5,164

Mortgage Credit Investments:

	Unpaid Principal Balance	Net Unamortized Original Purchase Premiums (Discounts)	Amortized Original Cost Basis	Net Unrealized Gain (Loss)	Fair Value (1)	Market Price
Non-agency MBS:
Small balance pool commercial MBS	$20,690	$(1,728)	$18,962	$(5,216)	$13,746	$66.11
Single asset commercial MBS	17,500	32	17,532	(7,821)	9,711	55.30
Business purpose residential MBS	11,731	74	11,805	(2,655)	9,150	78.00
Interest-only residential MBS	—	—	16	—	16	0.16
Total/weighted-average non-agency MBS	49,921	(1,622)	48,315	(15,692)	32,623	65.11
Commercial mortgage loan	45,000	—	45,000	(386)	44,614	99.14
Total/weighted-average	$94,921	$(1,622)	$93,315	$(16,078)	$77,237	$81.25

(1)	For non-agency MBS, includes contractual accrued interest receivable.

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$500,000	1.78%	1.65%	(0.13)%	1.0
3 to less than 5 years	100,000	1.52%	0.77%	(0.75)%	4.7
Total / weighted-average	$600,000	1.73%	1.50%	(0.23)%	1.6